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                                                                Exhibit No. 99.1

                        BESICORP GROUP INC. News Release
                             For Immediate Release



Contact: Michael J. Daley, Executive Vice President, Chief Financial Officer
(914) 336-7700 x110


BESICORP CONSUMMATES MASTER RESTRUCTURING AGREEMENT WITH NIAGARA MOHAWK

KINGSTON, NEW YORK, JULY 1, 1998 - BESICORP GROUP INC. (AMEX Emerging Company Marketplace - BGI.EC) announced today that it was a party to the consummation of the Master Restructuring Agreement ("MRA") on June 30, 1998, between Niagara Mohawk Power Corporation ("NIMO") and fourteen developer/owners of twenty-seven independent power plants. Besicorp, through subsidiaries, owns partnership interests in five power plants which participated in the MRA. Pursuant to the terms of the MRA, the power purchase agreements have been terminated for the Company's projects which had provided a total of 323 Megawatts of capacity and energy to NIMO. Besicorp holds partnership interests ranging from 36 to 50 per cent in those projects.

As a result of the MRA and related transactions, and the operating results of the project partnerships for the quarter ended June 30, 1998, the Company is receiving net estimated cash proceeds of approximately $53 Million, of which approximately $8 Million will be retained at the partnership level in regard to ongoing obligations of the projects. Additionally, the Company has received 4,615,770 shares of NIMO common stock. The closing price of the NIMO stock on June 30 was $14.9375 for an aggregate value of approximately $69 Million. Besicorp, with its financial, accounting, and legal advisors, is analyzing the financial and tax impact to the Company as a result of these transactions, which will be more fully discussed in future disclosure documents. The net proceeds received by the Company as a result of the MRA reflect the fact that the bulk of the gross proceeds received by the partnerships from NIMO was used to terminate most obligations with third parties including lenders, fuel suppliers and transporters, thermal hosts, and others. The partnerships still hold ownership or leasehold interests in the five power plants.

At the Annual Meeting of Shareholders on September 30, 1997, the Company announced that it intended to explore a potential business combination. In this connection, Besicorp has retained Josephthal & Co. Inc. as its investment banker in order to maximize the ultimate value of the MRA to the Company's shareholders and is considering a variety of potential transaction structures to accomplish that goal. The form or financial value of a potential transaction can not be determined at present, and there can be no assurance that any transaction will be consummated. Additionally, Josephthal is assisting in the sale of the five power plants pursuant to a separate agreement with the Kamine/Besicorp partnerships.



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Besicorp Chairman, President, and CEO, Michael F. Zinn, made the following comments: "Our Company has worked with Niagara Mohawk Power Corporation in a constructive manner for over ten years in the development of five clean natural gas-fired power plants. We and our partner, Kamine Development Corp., worked with lenders, investors and technology suppliers to bring half a billion dollars in power plant assets from conception to reality. In doing so, we created jobs for many hundreds of people in the construction and operation of these power plants and supported many additional jobs at the industrial sites to which we supplied low-priced thermal energy.

"We wish to commend NIMO for taking the high road in always dealing ethically and honorably in difficult circumstances.

"The achievement of this major industry restructuring, while difficult in itself, should be an example to those in government and industry as to what can be achieved through cooperation and fair and honest negotiation among parties with disparate economic interests."

Besicorp specializes in the development of independent power projects and energy technologies.

Certain statements contained in this press release may be deemed forward-looking statements. Such statements, and other matters addressed in this press release, involve a number of risks and uncertainties. Among the factors that could cause actual plans to differ materially from these statements and other matters are the risks and other factors detailed, from time to time, in the Company's reports with the U.S. Securities and Exchange Commission.

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